Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

May 1, 2006	Contact: Keith Schroeder Chief Financial Officer (918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS INCREASED FIRST QUARTER SALES

PRYOR, OKLAHOMA (May 1, 2006) – Orchids Paper Products Company (AMEX:TIS) today reported net sales in the first quarter 2006 of $14,099,000, an increase of 12% over the prior year quarter. Higher overall business with several of the Company’s larger customers more than offset lower business with the Company’s largest customer.

Net income in the first quarter was $182,000, or $.04 per diluted share, a decrease of $164,000 when compared with net income of $346,000, or $.17 per diluted share, in the same period of 2005. Gross profit for the quarter was $1,563,000, a decrease of 14% when compared with gross profit of $1,817,000 in the prior year quarter. A higher cost of internally produced parent rolls and, to a lesser extent, a higher cost and quantity of purchased parent rolls required to satisfy the increased sales, negatively affected gross profit. The cost of internally produced parent rolls increased primarily due to higher energy costs.

Selling, general and administrative expenses in the first quarter of 2006 totaled $1,248,000, an increase of 30% when compared with selling, general and administrative expenses of $959,000 in the first quarter of 2005. The increase is primarily composed of expenses related to being a public company, higher packaging related artwork expenses and stock-based compensation expense. In the first quarter of 2006, the Company recognized approximately $100,000 of public company expenses, which they did not experience in the first quarter of 2005. Artwork expenses increased approximately $110,000 in the first quarter of 2006 compared to the same period in 2005 as a result of a higher than normal number of packaging changes by existing customers and developing packaging graphics with new customers. In the first quarter of 2006, the Company recognized $59,000 of stock-based compensation expense resulting from the grant of options for an aggregate of 270,000 shares of stock in the second quarter of 2005 and the grant of options for 2,500 shares to a board member in the first quarter of 2006. The options granted in the first quarter of 2006 were 100% vested on grant date.

Interest expense for the first quarter of 2006 totaled $47,000, net of capitalized interest from the new paper machine project of $481,000, compared to interest expense of $369,000 in the same period in 2005. No interest was capitalized in the first quarter of 2005.

The Company’s new paper machine is currently scheduled to start production by the end of May 2006. Current cost estimates of the project are $31.4 million. As of March 31, 2006, the Company has used all of the $15.0 million net proceeds from its initial public offering of 2,156,250 shares of common stock on July 14, 2005, at $8.00 per share. The Company anticipates borrowing a total of approximately $13.4 million under an existing construction loan facility to fund the completion of the project.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to, among other things:

•	the Company’s business strategy;

•	the Company’s value proposition;

•	the market opportunity for the Company’s products, including expected demand for its products;

•	the Company’s estimates regarding its capital requirements; and

•	any of the Company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that may cause its actual results to differ materially from its forward-looking statements include, among others: (1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) cost overruns and delays in the startup of its project to expand its paper mill; (4) impairment of ability to meet its obligations and restrictions on future operations due to its substantial debt; (5) availability and price of energy; (6) the loss of key personnel; (7) disruption in supply or cost of waste paper and parent rolls; (8) labor interruptions; (9) natural disaster or other disruption to its facility; (10) ability to finance the capital requirements of its business; (11) costs to comply with government regulations; (12) increased expenses and administrative workload associated with being a public company; and (13) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except Net Selling Price per Case, tonnage, cost per ton and per share data)
	Three Months Ended March 31,
	2006	2005
Net Sales	$14,099	$12,542
Cost of Sales	12,536	10,725

Gross Profit	1,563	1,817
Selling, General and Administrative Expenses	1,248	959

Operating Income	315	858
Interest Expense	47	369
Other (Income) Expense, net	(12)	(5)

Income Before Income Taxes	280	494
Provision for Income Taxes	98	148

Net Income	$182	$346

Net income per share:
Basic	$0.04	$0.17
Diluted	$0.04	$0.17
Other Income Statement Data:
Depreciation	$393	$321
Commission Expense	$199	$212
Operating Data:
Cases Shipped	1,253	1,144
Net Selling Price per Case	$11.25	$10.96
Total Paper Usage — Tons	9,218	8,271
Total Paper Cost per Ton	$867	$824
Total Paper Cost	$7,991	$6,811
Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$37	$(1,139)
Investing Activities	$(8,776)	$(1,556)
Financing Activities	$8,365	$2,215

Balance Sheet Data:
	As of
	March 31,	December 31,
	2006	2005

Working Capital	$4,773	$4,514
Net Property, Plant and Equipment	$50,577	$42,194
Total Assets	$62,777	$53,710
Long-Term Debt, net of current portion	$25,332	$17,002
Total Stockholders’ Equity	$23,953	$23,712